Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Elicio Therapeutics, Inc.
Boston, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-264994) and Registration Statements on Form S-8 (No. 333-270676, No. 333-264995 and No. 333-252906) of Elicio Therapeutics, Inc. and subsidiary of our report dated March 21, 2023, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP
Baker Tilly US, LLP
Tewksbury, Massachusetts

August 11, 2023